UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

☒    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number 000-29935

CROWN EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

2741

(Primary Standard Industrial

Classification Code Number)

Nevada	33-0677140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11226 Pentland Downs Street, Las Vegas, NV 89141

(702) 683-8946

Copies to:

Arnold F. Sock, Esquire

Box 25847

Los Angeles, CA 90025-0847

(310) 714-0747

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Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

__________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Crown Equity Holdings, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated September 2, 2022

PROSPECTUS

$50,000,000

CROWN EQUITY HOLDINGS, INC.

Common Stock

Preferred Stock

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We may, from time to time, offer and sell the securities identified above in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $50,000,000.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the manner in which these securities will be offered and may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest.

We may offer and sell these securities separately or together in any combination for sale directly to investors or through underwriters, dealers, or agents. If any underwriters, dealers, or agents are involved in the sale of any of these securities, we will set forth their names and describe their compensation in the applicable prospectus supplement.

Our common stock is listed on the OTC Markets under the symbol “CRWE.” On September 1, 2022, the last reported sale price of our common stock on the OTC Markets was $1.66 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

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Investing in our securities involves risks. See the section entitled “Risk Factors” included in or incorporated by reference into the accompanying prospectus supplement and in the documents, we incorporate by reference in this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ____________, 2022

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We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement, may also add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Crown Equity,” Crown Equity Holdings, “we,” “us,” “our” and similar terms refer to Crown Equity Holdings, Inc., including its divisions doing business as CRWEWORLD, CRWE Press Release, iB2B Global, CRWETube, and CRWETECH.

RISK FACTORS

We compete with other on-line news publications.

Our future success will depend on our ability to increase and enhance our market position by: (1) delivering general and specific audience news and information globally; (2) transforming a sufficient number of our readership into consumers of the Company’s other product and services and (3) increasing our online visibility.

The Company relies on the functionality of its computers for its internet operations and the Company’s offered services for the various aspects of publishing, technology, and e-commerce industry, and any breakdown or interruption or slow-down of those computers’ functionality the Company’s services and ability to generate revenue negatively.

Data corruption, hardware failure, could cause sites to malfunction or stop operating entirely. This could stop customers from using the Company’s online sites of services and e-commerce businesses.

Investing in our securities involves a high degree of risk.

You should carefully consider and evaluate all the information contained in this prospectus, the accompanying prospectus and in the documents, we incorporate by reference into this prospectus and accompanying prospectus before you decide to purchase our securities. You should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Any of the risks and uncertainties set forth in that report, as updated by annual, quarterly, and other reports and documents that we file with the SEC and incorporate by reference into this prospectus or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

We have experienced net losses and negative cash flows from operating activities and can expect such losses and negative cash flows to continue in the foreseeable future.

In Note 2 of our financial statements, our Independent Registered Public Accounting Firm has raised substantial doubt as our ability to continue as a going concern is dependent upon raising capital from financing transactions and future sales. The financial statements in this registration have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Internal control with Inherent limitation, could adversely affected the Company.

Because of inherent limitations, a system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to change in conditions.

These broad market fluctuations may adversely affect the market price of our common stock. In addition, if our operating results differ from our announced guidance or the expectations of equity research analysts or investors, the price of our common stock could decrease significantly.

Our audit report from our auditors discloses in Note 2 to the financial statements, published in our most recent Form 10-K filing (for the year ending 12/31/2021) and in Form 10-Q filing (for the quarter ending 06/31/2022) states that there is substantial doubt as to our ability to continue as a going concern, which, if we ceased to be able to continue operations, could result in your investment becoming worth significantly less than the offering price, or possibly even causing it to become worthless.

Note 2 to our financial statements discuss a substantial doubt that we can continue as a going concern. If we are unable to continue as a going concern, we will have to close our doors or recapitalize, both of which would cause a loss of value, either through dilution or becoming worthless.

We have a limited operating history, with cumulative losses since inception, which, if losses continue, could cause us to run out of money and close our business.

We have an accumulated deficit from operations. There is not a sufficient amount of gross revenue and profit to finance our planned growth and, without additional financing; we could continue to experience losses in the future. The Company’s accumulated deficit through December 31, 2021 was $13,416,867. We may incur significant expenses in promoting our business, and as a result, will need to generate significant revenues over and above our current revenue to achieve consistent profitability. If we are unable to achieve that profitability, your investment in our common stock may decline or become worthless.

The nature of our business is dependent on several factors.

Our quarterly and annual sales could vary significantly depending on a number of factors, including, but not limited to a significant downturn in the media industry, fluctuating customer demand, delay or timing of disseminating, information and selling product mix and price competition. The failure of achieving quarterly or annual revenue and profits expectations would likely adversely affect the price of our common stock.

Although we believe that the funds we raise will allow us to generate sufficient funds from operations, if that is not the case, we may have to raise additional capital which may not be available or may be too costly, which, if we cannot obtain, could cause us to have to cease our operations.

We expect that the funds we raise in this offering will take us to the point of a positive cash flow. However, if that does not turn out to be the case, our capital requirements could be more than our operating income. As of December 31, 2021, our cash balance was $4,320. We do not have sufficient cash to indefinitely sustain operating losses but believe we can generate positive cash flow within twelve months from the funds raised in this offering. Our potential profitability depends on our ability to generate and sustain substantially higher net sales with reasonable expense levels. We may not operate on a profitable basis or that cash flow from operations will be enough to pay our operating costs. We anticipate that the funds raised in this offering will be sufficient to fund our planned growth for the year after we close on the offering assuming we raise the minimum amount in this offering. Thereafter, if we do not achieve profitability, we will need to raise additional capital to finance our operations. We have no current or proposed financing plans or arrangements other than this offering. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If we need and cannot raise additional funds, further development of our business, upgrades in our technology, additions to our product lines may be delayed or postponed indefinitely; if this happens, the value of your investment could decline or become worthless.

The public market for our common stock currently exists but it is thinly traded, and a broad active trading market may never materialize, and an investor may not be able to sell their stock.

Prior to this offering, there has been thin trading in the public market for our common stock. A broad active trading market still may not develop and, even so, the market value could decline to a value below the offering price in this prospectus. Additionally, if the market is not active or illiquid, investors may not be able to sell their securities.

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If a public trading market for our common stock materializes, we may be classified as a ‘penny stock’ which has additional requirements in trading the stock, which could cause you to be unable to sell your stock.

The U.S. Securities and Exchange Commission treats stocks of certain companies as a ‘penny stock’. If we are classified as a ‘penny stock’, that classification makes it harder to trade even if it is traded on an electronic exchange like the over-the-counter bulletin board. These requirements include (i) broker-dealers who sell to customers must have the buyer fill out a questionnaire, and (ii) broker-dealers may decide upon the information given by a prospective buyer whether or not the broker-dealer determines the stock is suitable for their financial position. These rules may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade your securities as well as the purchasers of your securities to sell them in the secondary market.

Investing in a penny stock has inherent risks, affecting both brokers desire to handle it, buyers and sellers, ability to buy or sellers to trade our stock, which could cause the marketability of our stock to be lesser than if than if it were not a penny stock.

When a seller of a ‘penny stock’ desires to sell, they must execute that trade through a broker. Many brokers do not deal in penny stocks, so a seller’s ability to market/sell their stock is reduced because of the number of brokers who engage in trading such stocks. Additionally, if a broker does engage in trading penny stocks, and the broker has a client who wishes to buy the stock, they must have the client fill out a number of pages of paperwork before they can execute the trade. These requirements cause a burden to some who may decide not to buy because of the additional paperwork. Thus, the marketability of your stock is less as a penny stock than as a stock listed on an exchange. This could cause your investment to be worth less liquid and investors may not be able to market their shares effectively.

Investors are not able to cancel their subscription agreements they sign, therefore losing any chance to change their minds.

Once the Company receives an investor’s subscription, they will not be able to cancel their subscription. The investor will therefore lose any right or opportunity to change their mind after receipt by the Company.

Our offering price determined arbitrarily by our Board of Directors may not be worth as much as the offering price because of the method of its determination.

The Board of Directors may arbitrarily determine the price for the offering. As the offering price is not based on a specific calculation or metric, the price has inherent risks and therefore your investment could become worth less than the offering price.

There are inherent risks of being able to meet the requirement of being a public company, such as regulatory filings, costs associated with regulatory matters which include audits and legal. These deadlines and costs of regulatory requirements could cause diversion from the business itself which causes the value of your investment to decline.

There are inherent risks in being a public company including regulatory filings which have deadlines, costs associated with these regulatory requirements which include audit, legal and significant time of management. The failure of management to deal with these requirements on a timely basis or the inability of the company to be able to afford to pay for them, could cause the value of the business, and therefore your investment, to lose value or even become worthless.

There are industry risks such as a low barrier of entry, no licensing requirements, and competition from various aspects of the publishing industry, all of which could affect our sales and if they negatively affect our sales, your investment could go down in value or even disappear altogether.

There are risks in our industry including a low barrier of entry meaning that it does not take a lot of capital to get started, there are no regulatory requirements. If any of these risks flow to our Company in reduced sales and/or higher costs, your investment could go down in value or even become worthless.

The Company relies on the services provided by the key officers and the loss of officers could adversely affect the Company and therefore could adversely affect the value of your investment.

The services provided by the Company’s CEO/President and certain officers are currently a key factor to maintain the strength of its administrative and technology capabilities. The loss of any of them could have material adverse effect on the Company, while a replacement is being appointed by the board of directors. We do not maintain any key man life insurance on any officer.

Additional Crown Equity risk factors are disclosed within the following Special Note Regarding Forward-Looking Statements.

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Crown Equity Holdings, Inc.

Crown Equity Holdings, Inc., is a vertically integrated, online company.

One of the Company’s online website divisions does business as CRWE WORLD. Crown Equity Holdings has multiple websites, for different purposes and markets.  CRWE WORLD http://www.crweworld.com is still in development, as well as the Company’s other related digital properties.

The Company believes its CRWE WORLD division will be able to utilize its personnel’s expertise in the disseminating of financial and general news, as well as press releases for companies seeking market awareness of their brand, and for a company’s services and/or goods at a good value price point for the widespread dissemination of such information is a very viable business model.

Corporate Information

Crown Equity Holding, Inc. (the Company) was formerly known as Micro Bio-Medical Waste Systems, Inc. and was incorporated on August 31, 1995 as "Visioneering Corporation" under the laws of the State of Nevada.

The Company subsequently changed its name to "Asiamerica Energy Group, Inc." on January 12, 1996 when it entered into an agreement to acquire an oil and gas company. No stock was issued, and no assets were acquired as this acquisition was not consummated. On April 29, 1996, the Company then changed its name to "Care Financial Group, Inc.".

On May 15, 1997, the Company changed its name to "Trump Oil Corporation." Trump proposed to merge with Fenway Resources Ltd., a Canadian company involved in natural resource development which wanted to develop and construct a cement manufacturing facility in the Philippines. This proposed merger was also never consummated, and no shares were issued pursuant to this agreement.

On March 10, 1999, the Company entered a letter of intent with 20/20 Web Design, Inc., a Colorado corporation, a wholly owned subsidiary of Multi-Source Capital, Ltd. ("MSC"), also a Colorado corporation. The Company entered into an Agreement and Plan of Reorganization and completed its acquisition of 20/20 Web Design, Inc., with the Company changing its name as a result.

On April 10, 2001 the Company changed its name to "BentleyTel", since the Company entered a letter of intent with BentleyTel.com, Inc. a Nevada corporation, to acquire BentleyTel in a statutory merger. The transaction was not completed, and the Company changed its name back to 20/20 Web Design, Inc. on June 8, 2001

On February 10, 2003, the Company changed its name to "20/20 Networks, Inc.”

Thereafter, on December 10, 2003, the Company changed its name to " Micro Bio-Medical Waste Systems, Inc.”

It was on September 28, 2006, the Company changed to its current name of “Crown Equity Holdings, Inc.

The Company’s principal office is located at 11226 Pentland Downs Street, Las Vegas NV 89141. Crown Equity Holdings, Inc.’s corporate website address is www.crownequityholdings.com. Information contained on that website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Overview

Crown Equity Holdings, Inc. online business operations encompasses all its websites.

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CRWEWORLD

People can use the CRWE WORLD Digital Online Media site on their electronic devices, including smart phones, laptops, and pads to stay connected and keep up to date as much as possible with the relevant information in their respective industries, which is not always easy to do. CRWE WORLD news goal is to give people the ability to read through the latest news stories that have an impact on the individuals or their businesses, all from one convenient location, so there’s no need to comb through dozens of websites hoping to find the news that they want.

People can use CRWE WORLD, News Aggregator Platform to take care of the busy work and put information at their fingertips to discover what is happening in the business world around them. As the saying goes, “knowledge is power,” and news aggregators are an excellent way to obtain the knowledge in one location.

As digital publishing continues to expand and grow, a person only has to get to the site and select the news that he or she is interested in reading. With CRWE WORLD finding success by casting a business-related news site to the financial market segments.

CRWE WORLD also creates engagements by providing readerships the ability to create and share their news, stories and events from or within their communities.

CRWE WORLD is built on the expectation that while there are still plenty of print and online publications around, its primary focus is publishing news and various types of business-related news in one place, unlike most aggregated publishers. CRWE WORLD is using its niche of being primarily business-related news. The company revenue’s sources will come from the advertisers desiring to engage the company’s monthly active users for a fee. Starting with the placement of online banners designed for digital advertising, using sponsored hyperlinks, pay-per-click, or impressions to drive traffic to their website for the purpose of increasing their brand or product awareness

To build a successful digital media business it is important to continually diversify the product portfolio. With more content, employees and a sales team, Crown Equity Holdings, Inc. believes that there is a significant opportunity to expand CRWE WORLD’s user and business bases. Statista, a market, and consumer data company, estimates that there were five billion active internet users worldwide as of April 2022. That indicates that sixty three percent of the global population is internet users.

Company Principles:

•	Have and show integrity in all we do.
•	Provide useful, value priced services to the Company’s customers and clients.
•	Have and offer useful services to build the financial strength of Crown Equity Holdings.
•	Utilizing these precepts, prosper as a business, and increase shareholder value

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Growth Strategy

Crown Equity Holdings, Inc. has aligned its CRWE WORLD business growth strategy around the two primary focuses of its platform: “users” and “advertisers”.

Advertiser: Crown Equity Holdings, Inc. can increase the value of its platform for advertisers by enhancing the advertising services and making our platform more accessible, as well as known to potential viewers.

Users: Provide an easy to use, safe, and efficient platform.

Mobile Applications: The Company plan to develop mobile applications to drive user adoption of these applications. According to Statista, the current number of smart phone users in the world is now 3.5 billion. This indicates that 44.85% of the world's population is smart phone users

Product Development: The company plans to continue building and acquiring new technologies to develop and improve its products and services and make the platform more valuable and accessible to people around the world. Crown Equity Holdings, Inc. has a continuing focus on making CRWE WORLD simple and easy to use, particularly for new users.

Targeting: The Company plan to continue to improve the targeting capabilities of our advertising services.

Opening the Company Platform to Additional Advertisers: The Company believes that advertisers outside of the United States represent a substantial opportunity and we plan to invest to increase our advertising revenue from international advertisers, including by launching our self-serve advertising platform in selected markets.

New Advertising Formats: The Company intends to develop new and unique ad formats for our advertisers.

Competitive Advantage

Benefits of specialization include greater economic efficiency, consumer benefits, and opportunities for growth for competitive sectors.

The internet contains an unending stream of information and data. There is so much information available from some of the most popular news aggregators sources, which include Feedly, Google News, Alltop, and Flipboard today. This can get overwhelming when searching for up-to-date information within a selected industry. Therefore, CRWE WORLD plans to specialize in providing business information in a specific field, but to allow its target market to be able to limit their search to one source within the aggregated news industry. The Company believes that as it specializes, the public’s perception of its authority in the marketplace will increase. Scrupulous sourcing and fact checking will assist in this effort.

Here are just a few examples of natural evolutions in specialization:

☐	Real estate agent to buyer’s agent
☐	General auto mechanic shop to quick oil change shop
☐	Business consultant to marketing consultant

The Company plans to specialize in aggregating business press releases, and news, and focusing on providing value for its readerships and clients.

Other Websites and Online Services

Crown Equity Holdings, Inc., also has the following online sites:

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iB2B Global

iB2B Global (https://ib2bglobal.com), is to be an online e-Commerce marketplace that is near completion. It will offer a trusted platform to enable businesses to transform the way they market, sell products, and operate. The Company will provide the technology infrastructure and marketing reach to help merchants, product brands, and other businesses, as well as consumers to leverage the power of the internet to engage with their users and customers and operate in a more efficient way in selling merchandise. The site is designed for businesses-to-consumer (B2C) buying and selling fashion accessories, tools, grooming products, electronics, furniture, home goods and much more over the internet, and for business-to-business, (B2B) merchandise through iB2B Global web portal internationally. In fact, anything that is legally sellable may be sold through iB2B Global.

Though the Company plans to generate revenue and income from percentages (commissions) from product sales, and advertising. iB2B Global strategies involves pricing lower than most of the eCommerce sites. Lower pricing at a reduced profit margin for the Company to influence a consumer’s purchasing decision. Therefore, the Company’s aim is to start competing against third-party type of vendors, and to continually develop strategies and build a strong sales history. The objective is to strengthen iB2B Global to compete against brands such as Amazon in the future.

CRWE Press Release

CRWE Press Release (www.crwepressrelease.com) is a digital news and press release service that is live and provides publishing and distribution of online written communications. The purpose is for announcing newsworthy information. This site’s low price press release dissemination service will allow small to mid-cap public companies trading on the OTC, NYSE, NASDAQ, and NYSE Market, as well as privately owned businesses, to takes advantage of our value priced per press release price.

 For those desiring "unlimited press release" capability, there is a flat rate plan to allow businesses to reach their target audiences whenever they want and be able to stay within a flat rate budget. This will allow an unlimited amount of press releases annually. CRWE Press Release seeks to offer increased visibility through its unique distribution model for both public and private companies, as well as the press release staying indefinitely on the site, while automatically being published through “CRWE WORLD” online network of news information publications, combined and excellent customer support is press release distribution service at its best.

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CRWETUBE

CRWETUBE (https://crwetube.com) is Crown Equity Holdings’ online video-sharing hosting service that allows users to upload videos to share for exposure, branding, marketing, and advertising purposes. The business will generate its revenue and income through charges for advertisements from all video content being viewed.

CRWETECH

CRWETECH (https://crwetech.com) is an IT/technology business that is offering its dependable IT support, web hosting, and design, server maintenance and other services to businesses in various professions, as the IT world grows more complex as technology evolves. The business is presently in the process establishing new services involving cloud computing to its line of services in providing web development and designing, as well as mobile applications, server maintenance, and web hosting.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our future capital requirements and sources and uses of cash;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities; and

•	changes in applicable laws or regulations.

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These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	our ability to raise capital;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	changes in applicable laws or regulations; and

•	other risks and uncertainties described in the registration statement of which this prospectus forms a part, including those under the section entitled “Risk Factors.”

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as required by law or regulation. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated herein by reference.

USE OF PROCEEDS

The Company intends to retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Except as described in any prospectus supplement or any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including working capital, operating expenses and capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions.

In addition to the Company hiring writers and editors for CRWE WORLD, the Company will need service representatives, and IT technicians for continued website development, operating systems, and programs, monitoring and maintenance, troubleshooting, support and trainings for all Company websites, as well as advertising to spread awareness of the sites

We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments, or agreements with respect to any acquisitions as of the date of this prospectus. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus. We intend to invest the net proceeds to us from the sale of securities offered hereby that are not used as described above in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF AUTHORIZED STOCK AND OF OUTSTANDING STOCK

This section describes the general terms and provisions of the shares of our common stock, $0.001 par value per share, and preferred stock, $0.001 par value per share. This description is only a summary. Our restated certificate of incorporation, or our Certificate of Incorporation, and our amended and restated bylaws, or our Bylaws, have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our Certificate of Incorporation and our Bylaws for additional information before you buy any of our common stock, preferred stock, or other securities. See “Where You Can Find More Information.”

Authorized and Outstanding Stock

Our Amendment and Restated Certificate of Incorporation authorizes the issuance of 450,000,000 shares of common stock, $0.001 par value per share, and 20,001,000 shares of preferred stock, which 20,000,000 shares are undesignated preferred stock, and 1,000 shares shall be designated a series A preferred share stock, $0.001 par value per share. As of December 31, 2021, there were 13,318,642 shares of common stock and 1,000 shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of December 31, 2021, there were 109 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

9

Listing

Our common stock is traded on the OTC Markets under the symbol “CRWE.”

Common Stock

Voting Power

Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock fixed in or pursuant to this Article IV, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is 14673 Midway Rd #220, Addison, TX 75001. Our common stock is listed on the OTC Markets under the symbol “CRWE.”

Dividends

Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in or pursuant to the provisions of this Article IV, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock out of assets which are legally available therefore. Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

Liquidation

Liquidation. In the event of any liquidation of the corporation, after payment or provision for payment of the debts and liabilities of the corporation and after distribution to the holders of Preferred Stock of the amounts fixed in or pursuant to the provisions of this Article IV, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders. Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

Preemptive or Other Rights

Holders of our common stock have no preemptive, conversion or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

The Board of Directors shall be divided into two classes of directors, Class I Directors and Class Il Directors, all of whom shall be eligible for election at each annual meeting of the stockholders. The Board of Directors shall have the right to fix the number of directors from time to time, provided that the number of Class I Directors shall always be equal to the number of Class Il Directors plus one. The Class I Directors shall be elected by the vote of the holders of the issued and outstanding shares of Series A Preferred Stock voting together as a single class and the Class II Directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class. To the extent that no shares of Series A Preferred Stock are issued and outstanding, then all directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class.

The right to accumulate votes in the election of directors, and/or cumulative voting by any stockholder of the corporation, is hereby expressly denied.

Preferred Stock

Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences and rights, and qualifications, limitations, and restrictions thereof, and in any resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter prescribed (a "Preferred Stock Designation").

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Authority of Board of Directors; Preferred Stock Designation. In addition to the series of Preferred Stock authorized pursuant to paragraph 4 of this Article IV, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series.

Special Meetings of Stockholders

A special meeting of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meeting of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our secretary, at the request of the Chairman of our board, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than 25% of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that a stockholder seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions be brought in the Court of Las Vegas in the State of Nevada or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Nevada. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. Presently, we have less than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

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The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance.

For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the “Securities Act,” may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

PLAN OF DISTRIBUTION

The offering will be sold by the Company’s Officers and Directors.

This is a self-underwritten offering. This Prospectus permits our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the effective date of this prospectus, the officers and directors, intend to advertise through personal contacts, telephone, and hold investment meetings. We do not intend to use any mass-advertising methods such as the Internet or print media. Our officers and directors will also distribute the prospectus to potential investors at meetings, to their business associates and to their friends and relatives who are interested in the Company as a possible investment. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an Issuer, may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a. None of our officers and directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

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b. None of our officers and directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

c. None of our officers and directors are, nor will he be at the time of his participation in the offering, an associated person of a broker-dealer; and,

d. All of our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) (a) (4) (iii).

Our officers, directors, control persons and affiliates of same will not purchase any shares in this offering.

Pink Open Market Considerations

We trade on the Pink Open Market, which is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the Pink Open Market. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Pink Open Market.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the Pink Open Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the Pink Open Market is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade Pink Open Market securities. Investors do not have direct access to the Markets service. For Markets securities, there only has to be one market maker. Markets transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the Markets, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because Pink Open Market board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL MATTERS

As appropriate, legal counsel representing the legality of the issuance of the shares of common and preferred stock offered hereby on behalf of Crown Equity Holdings, Inc., is Arnold F. Sock, Esquire, Box 25847, Los Angeles, California 90025.

EXPERTS

M&K CPAS, PLLC, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s 10-Q for the period ended June 30, 2022, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrant that file electronically with the SEC. The address of the website is http://sec.report.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

We maintain a website at http://www.crownequityholdings.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

MATERIAL CHANGES

The Company have not made any material changes in its affairs which have occurred since the end of our latest fiscal year ending December 31, 2021 financial statements, as well as the ending quarterly report on June 30, 2022 filed under the exchange act.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 31, 2022

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 11, 2022

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 15, 2021

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed on November 12, 2021

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

14

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

Crown Equity Holdings, Inc.

11226 Pentland Downs Street

Las Vegas, Nevada 89141

Attention: Chief Executive Officer

Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the “Securities Act,” may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

15

Crown Equity Holdings, Inc.

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Crown Equity Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Crown Equity Holdings, Inc. (the Company) as of December 31, 2021 and 2020 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial states have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-1

Going concern

Critical Audit Matter Description

As discussed in Note 2 to the financial statements, the Company had a going concern due to a working capital deficiency, negative cash flows from operations and limited business operations as of December 31, 2021. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

How the Critical Audit Matter was Addressed in the Audit

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, Texas

March 31, 2022

F-2

CROWN EQUITY HOLDINGS, INC.

BALANCE SHEETS

	December 31,
	2021	2020

Current assets
Cash	$4,320	$3,047
Investments in trading securities	588,945	180,587
Total Current Assets	593,265	183,634
Property and Equipment, net	10,020	15,505
Total Assets	$603,285	$199,139

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued expenses	$139,979	$137,793
Accounts payable and accrued expenses to related party	830,790	444,246
Deferred revenue related party	-	11,333
Margin loan – Brokerage account	263,151	-
Notes payable to related parties	3,912	-
Convertible notes payable to related parties, net of debt discount	18,428	5,508
Current portion of long-term debt	18,169	29,010
Total Current Liabilities	1,274,429	627,890

Non-Current liabilities
Long-term debt	2,414	15,045
Total Liabilities	1,276,843	642,935

Stockholders' deficit
Preferred Stock, 20,000,000 shares authorized, authorized at $ 0.001 par value, none issued or outstanding	-	-
Series A Convertible Preferred Stock, $0.001 par value, 1,000 shares authorized, 1,000 issued and outstanding at December 31, 2021 and 2020	1	1
Common Stock, 450,000,000 authorized at $0.001 par value; and 13,318,642 and 12,901,753 shares issued and outstanding at December 31, 2021 and 2020	13,318	12,902
Stock Payable	-	3,000
Additional paid-in capital	12,729,990	12,506,375
Accumulated deficit	(13,416,867)	(12,966,074)
Total stockholders' deficit	(673,558)	(443,796)
Total liabilities and stockholders' deficit	$603,285	$199,139

The accompanying notes are an integral part of these financial statements.

F-3

CROWN EQUITY HOLDINGS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2021	2020

Revenues
Revenues	$4,177	$2,848
Revenues – Related Party	11,483	5,100
Total Revenues	15,660	7,948

Operating expenses
General and administrative expense	507,958	614,489
Depreciation	5,485	25,331
Total Operating Expenses	513,443	639,820

(Loss) from operations	(497,783)	(631,872)

Other income (expense)
Interest expense	(5,466)	(7,461)
Gain on extinguishment of debt	4,101	-
Gain on stock held	65,168	34,022
Loss on AP Settlement/Shares for services	-	(543,987)
Investment expense	(2,008)	(17,000)
Debt discount amortization	(14,805)	(8,370)
Total Other Expense	46,990	(542,796)

Net (loss)	$(450,793)	$(1,174,015)

Basic and Diluted income (loss) per share
Basic and diluted income per share	$(0.03)	$(0.09)

Weighted average number of shares outstanding basic and diluted	12,989,835	12,428,674

The accompanying notes are an integral part of these financial statements

F-4

CROWN EQUITY HOLDINGS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Preferred Stock		Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit)

Balances at December 31, 2019	1,000	$1	11,766,766	$11,766	$43,764	$11,418,103	$(11,792,059)	$(318,425)
Common stock issued for services	-	-	4,834	4	-	5,995	-	5,999
Common stock issued for services – Related Parties	-	-	156,061	156	(43,764)	62,365	-	18,757
Common stock issued for cash	-	-	475,000	475		246,025	-	246,500
Common Stock Subscribed for services	-	-	-	-	3000	-	-	3000
Common Stock Subscribed for Salary Settlement	-	-	160,000	160	-	79,840	-	80,000
Common stock issued for settlement of AP – Related Parties	-	-	204,933	205	-	63,819	-	64,024
Common stock issued for settlement of AP	-	-	74,000	74	-	36,926	-	37,000
Warrant Subscriptions	-	-	-	-	-	510	-	510
Loss on AP Settlement	-	-	-	-	-	117,000	-	117,000
Loss on AP Settlement – Related Parties	-	-	-	-	-	426,987	-	426,987
Forgiveness of AP by CEO	-	-	-	-	-	7,200	-	7,200
Debt Conversion – Related Parties	-	-	36,984	37	-	18,455	-	18,492
Prepaid Interest – Related Parties	-	-	23,175	25	-	23,150	-	23,175
Net Loss	-	-	-	-	-	-	(1,174,015)	(1,174,015)
Balances at December 31, 2020	1,000	$1	12,901,753	$12,902	$3,000	$12,506,375	$(12,966,074)	$(443,796)
Warrant Subscriptions	-	-	-	-	-	25	-	25
Common stock issued for services	-	-	5,385	5	(3,000)	6,745	-	3,750
Common stock issued for settlement of AP – Related Parties	-	-	11,504	11	-	17,245	-	17,256
Common stock issued for cash, related party	-	-	400,000	400	-	199,600	-	200,000
Net Loss	-	-	-	-	-	-	(450,793)	(450,793)
Balances at December 31, 2021	1,000	$1	13,318,642	$13,318	$-	$12,729,990	$(13,416,867)	$(673,558)

The accompanying notes are an integral part of these financial statements.

F-5

CROWN EQUITY HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2021	2020

Cash flows from operating activities
Net (loss)	$(450,793)	$(1,174,015)
Forgiveness of EIDL Advance	(4,101)	-
Common stock issued for services	3,750	24,756
Common stock issued for Settlement of Board Member Compensation	-	80,000
Depreciation	5,485	25,331
Loss (gain) on brokerage account	(65,168)	(34,022)
Loss on investment	2,008	17,000
Loss on AP settlement	-	543,987
Amortization of beneficial conversion feature	14,805	8,370
Changes in operating assets and liabilities
Cash transfer	117,953	23,435
Deferred revenue – related party	(11,333)	(5,667)
Accounts payable and accrued expenses – related party	386,544	363,585
Accounts payable and accrued expenses	19,543	54,283
Net cash (used in) operating activities	18,693	(72,957)

Cash flows from investing activities
Cash paid for purchase of fixed assets	-	(4,597)
Cash paid to brokerage account	(200,000)	(170,000)
Net cash (used in) investing activities	(200,000)	(174,597)

Cash flows from financing activities
Payments on convertible notes payable, related party	(21,292)	(14,122)
Borrowings from convertible notes payable, related party	19,407	33,675
Borrowings from notes payable, related party	9,333	-
Proceeds from Sale of Stock	200,000	246,500
Proceeds from EIDL loan	-	4,000
Principal payments on debt	(24,893)	(23,959)
Warrant Subscriptions	25	510
Shares subscribed for cash	-	3,000
Net cash provided by financing activities	182,580	249,604

Net increase (decrease) in cash	1,273	2,050

Cash, beginning of period	3,047	997

Cash, end of period	$4,320	$3,047

SUPPLEMENTAL DISCLOSURE:
Interest paid	$-	$-
Income taxes paid	-	-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Forgiveness of AP by CEO	-	7,200
Purchase of fixed assets through finance lease	-	7,357
Debt converted to common stock	-	18,492
Convertible debt for payment of AP	-	17,633
RP-AP Converted into common stock	$17,256	64,024
AP Converted into common stock – Third Party	$-	$37,000
Shares issued for stock payable	$3,000	$43,764
Stock for related party deferred revenue	$-	$17,000
Stock issued for prepayment of interest on debt – related party	$-	$23,175

The accompanying notes are an integral part of these financial statements.

F-6

CROWN EQUITY HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Crown Equity Holdings Inc. ("Crown Equity" or the "Company") was incorporated in August 1995 in Nevada. The Company offers through its digital network of websites, advertising branding, marketing solutions and other services to boost customer awareness, as well as merchant visibility as a worldwide online multi-media publisher. The Company focuses on the distribution of information for the purpose of bringing together its audience with the advertisers that want to reach them. Its advertising services cover and connect a range of marketing specialties, as well as provide search engine optimization for clients interested in online media awareness. Crown Equity Holdings' objective is making its endeavor known as CRWE WORLD into a global online news and information source, as well as a global one stop shop for various distinct products and services. The Company also offers services to companies seeking to become public entities in the United States, as well as providing various consulting services to companies and individuals dealing with corporate structure and operations globally.

In 2010, the Company formed two subsidiaries Crown Tele Services, Inc. and CRWE Direct, Inc. Crown Tele Services Inc. will provide voice over IP messaging at a competitive price to other competitors and CRWE Direct will provide its client with direct sales of products. This entity was divested at the end of 2017.

In 2011, the Company formed a wholly owned subsidiary CRWE Real Estate Inc. CRWE Real Estate Inc. will hold real estate. CRWE Real Estate Inc., Crown Tele Services, Inc. and CRWE Direct, Inc. were sold in December of 2016 for aggregate consideration of $100, resulting in a gain of $5,967.

In 2016, the company sale of the subsidiaries is not considered to be a strategic shift since there were minimal activities during the year in the subsidiaries.

Assets	-
Intercompany	-
Total Assets sold	-

Cash	100
Payable assumed by buyer	5,867
Total Consideration	5,967

Gain on sale of subsidiaries	5,967

On January 27, 2020, the Company re-acquired from AVOT the online business iB2BGlobal.com since company had not received the shares promised during the original sale.

Basis of Preparation

The accompanying financial statements include the financial information of Crown Equity Holdings Inc. (“Crown Equity”, the “Company”) have been prepared in accordance with the instructions to financial reporting as prescribed by the Securities and Exchange Commission (the “SEC”). The preparation of these financial statements and accompanying notes in conformity with U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, the financial statements contained in this report include all known accruals and adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods reported herein.

F-7

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

Adoption of New Accounting Standard

In February 2016, the FASB issued ASU 2016-02 “Leases”, which is codified in ASC 842 “Leases” and supersedes current lease guidance in ASC 840. These provisions require lessees to put a right-of-use asset and lease liability on their balance sheet for operating and financing leases that have a term of more than one year. Expense will be recognized in the income statement similar to current accounting guidance. For lessors, the ASU modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will need to disclose qualitative and quantitative information about their leases, including characteristics and amounts recognized in the financial statements. These provisions are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We adopted the provisions on January 1, 2019, including interim periods subsequent to the date of adoption. Entities are required to use a modified retrospective approach upon adoption to recognize and measure leases at the beginning of the earliest comparative period presented in the financial statements. Since all the leases were finance leases, there was no effect on the financial statements when ASC 842 was adopted.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation, to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments for employees, with certain exceptions. Under the new guidance, the cost for nonemployee awards may be lower and less volatile than under current US GAAP because the measurement generally will occur earlier and will be fixed at the grant date. This update is effective for annual financial reporting periods, and interim periods within those annual periods, beginning after December 15, 2018, although early adoption is permitted. The Company adopted the standard effective January 1, 2019 and found the adoption did not have a material effect on our financial statements.

Crown Equity does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows.

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-3, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instructions (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-3 is effective for us in our first quarter of fiscal 2023, and earlier adoption is permitted. We are currently evaluating the impact of our pending adoption of ASU 2016-13 on our financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition, long-lived asset impairments and adjustments, deferred tax, stock-based compensation, and reserves for legal matters.

F-8

Cash and Cash Equivalents

Crown Equity considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASU 2018-07 Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the company's common stock for common share issuances.

Revenue Recognition

The core principles of revenue recognition under ASC 606 include the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed invoice stating the terms and conditions is the Company’ preferred method. The terms of a written contract may be contained within the body of an invoice or in an email. No work is commenced without an understanding between the Company and our client that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting an invoice to the customer.

4.	Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase.

5.	Recognize revenue when (or as) we satisfy a performance obligation

The Company uses digital marketing that includes digital advertising, SEO management and digital ad support. We provide whether presenting a vibrant but simple message about our clients that will enlighten their audience or deploying an influential digital marketing campaign on our online site or across one or multiple social media platforms. Revenue is recognized when ads are run on Company’s advertising platform.

The company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-through. The report satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign.

F-9

Sales are recognized when promised services are started in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales for service contracts generally are recognized as the services are being

	December 31, 2021			December 31, 2020
	Third Party	Related Party	Total	Third Party	Related Party	Total
Advertising	$-	$10,200	$10,200	$-	$5,100	$5,100
Click Based and Impression Ads	$517	$-	$517	$456	$-	$456
Publishing and Distribution	$3,660	$1,283	$4,943	$2,392	$-	$2,392
	$4,177	$11,483	$15,660	$2,848	$5,100	$7,948

Revenue is received through advertising, click based and impression ads located on the Company’s websites, as well as the publishing and disseminating of news and press releases.

	December 31,	December 31,
	2021	2020

Deferred Revenue	$-	$11,333

Deferred revenue is based on cash received or billings in excess of revenue recognized until revenue recognition criteria are met. Client prepayments are deferred and recognized over future periods as services are delivered or performed.

Accounts Receivable and Allowance for Doubtful Accounts

The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. The Company does not generally require collateral for our accounts receivable. There were no accounts receivable and allowance for doubtful accounts as of December 31, 2021 and 2020.

Investments

The Company values it trading investments at market value based on the trading price at the balance sheet date. Any gains and losses are recorded in the period the gain or loss occurred. Investments include common stocks, exchange traded funds and money market mutual funds. Equity investments with readily determinable fair values are recorded as Trading Securities at Fair Value on the Balance Sheets. Changes in the fair value of such equity securities are reported in the Statements of Income.

Risk Concentrations

As of December 31, 2021, 65% of the Company’s revenues were received through advertisements, which 100% of the advertisement revenue was received through a related party. 32% of the revenues were from publishing and distribution by the Company, which 8% of the article publishing and distribution of the revenue were received through a related party. The remaining revenue of 3% was from the displaying of click based and impressions ads located on the company’s websites.

F-10

Crown Equity Holdings notes that 73% of its revenues comes from a single related party, as well as 14% of the revenue coming from a single third party.

In 2020, 64% of the Company’s revenues were received through advertisements, which 100% of the advertisement revenue was received through a related party. The remaining 36% of the remaining total revenues were from third parties for the displaying of click based and impressions ads located on the company’s websites, as well as for press releases and article publishing and distribution by the Company.

General and Administrative Expenses

Crown Equity's general and administrative expenses consisted of the following types of expenses during 2021 and 2021. Compensation expense, payroll expense, rent, travel and entertainment, legal and accounting, utilities, web sites, office expenses, depreciation, and other administrative related expenses.

Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity, or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is determined based on either expected future cash flows at a rate we believe incorporates the time value of money. No indications of impairments were identified in 2021 or 2020.

Basic and Diluted Net (Loss) per Share

	December 31,
	2021	2020
Numerator:
Net (Loss) attributable to common shareholders of Crown Equity Holdings, Inc.	$(450,793)	$(1,174,015)
Net (Loss) attributable to Crown Equity Holdings, Inc.	$(450,793)	$(1,174,015)

Denominator:
Weighted average common and common equivalent shares outstanding – basic and diluted	12,989,835	12,428,674

Earnings (Loss) per Share attributable to Crown Equity Holdings, Inc.:
Basic	$(0.03)	$(0.09)
Diluted	$(0.03)	$(0.09)

When an entity has a net loss, it is prohibited from including potential common shares in the computation of diluted per share amounts. Accordingly, we have utilized basic shares outstanding to calculate both basic and diluted loss per share for the years ended December 31, 2021 and 2020. The number of potential anti-dilutive shares excluded from the calculation shares for the year ended December 31, 2021 is 20,400,000.

F-11

Income Taxes

Uncertain tax position

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2021 and 2020.

Fair Value of Financial Instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)820, Fair Value Measurements and Disclosures, and ASC 825, Financial Instruments, the FASB establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expense and other current assets, accounts payable, accrued expenses and notes payable reported on the accompanying consolidated balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments.

An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value using a hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy prioritized the inputs into three levels that may be used to measure fair value.

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in markets that are not active.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Our cash and brokerage accounts are measured at fair value on a recurring basis and estimated as follows.

December 31, 2020	Total	Level 1	Level 2	Level 3

Cash	$3,047	$3,047	$-	$-
Investments in trading securities	180,587	180,587	-	-
Total	$183,634	$183,634	$-	$-

December 31, 2021

Cash	$4,320	$4,320	$-	$-
Investments in trading securities	558,945	558,945	-	-
Total	$593,265	$593,265	$-	$-

F-12

The Company's financial instruments consist of cash and cash equivalents, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Research and Development

The Company spent no money for research and development cost for the years ended December 31, 2021 and 2021.

Advertising Cost

The Company spent no money for advertisement for the years ended December 31, 2021 and 2020.

Depreciation expense was $5,485 and $25,331 for the years ended December 31, 2021 and 2020, respectively.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Crown Equity an accumulated deficit of $13,416,867 since its inception and had a working capital deficit of $681,164 negative cash flows from operations and limited business operations as of December 31, 2021. These conditions raise substantial doubt as to Crown Equity's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Crown Equity is unable to continue as a going concern.

Crown Equity continues to review its expense structure reviewing costs and their reduction to move towards profitability. Management plans to continue raising funds through debt and equity financing to grow the business to profitability. This financing may be insufficient to fund expenditures or other cash requirements. There can be no assurance that additional financing will be available to the Company on acceptable terms or at all. These financial statements do not give effect to adjustments to assets would be necessary for the Company be unable to continue as going concern

NOTE 3 – PROPERTY AND EQUIPMENT

The Company’s policy is to capitalize all property purchases over $1,000 and depreciates the assets over their useful lives of 3 to 7 years.

Property consists of the following at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Computers – 3 year estimated useful life	$108,622	$108,622
Less – Accumulated Depreciation	(98,602)	(93,117)
Property and Equipment, net	$10,020	$15,505

Depreciation has been provided over each asset’s estimated useful life. Depreciation expense was $5,485, and $25,331for the twelve months ended December 31, 2021 and 2020, respectively.

NOTE 4 – INVESTMENTS IN TRADING SECURITIESINVESTMENTS IN TRADING SECURITIESINVESTMENTS IN TRADING SECURITIES

As of December 31, 2021, the market value of the Company’s account portfolio, consisting of stocks only, was $588,945 offset by a margin loan of $263,151. The loan is collateralized by the securities in the account and carries 7.5% annual interest rate. The Company transferred $200,000 cash from accounts to brokerage account during the 3rd quarter of 2021 The Company invested in various industries within the Nasdaq and New York stock exchange. The margin loan interest was $1,257 for the year ended December 31, 2021.

F-13

As of December 31, 2020, the market value of the Company’s account portfolio, consisting of stocks only, was $180,587.  The Company transferred $170,000 cash from accounts to brokerage account during the 3rd quarter of 2020 and realized a net gain of $34,022 on investments and $17,000 in investment expense.  The Company invested in various industries within the Nasdaq and New York stock exchange.

Trading Securities	Dec 31, 2021	Dec 31, 2020
Stocks	$588,945	$180,587

NOTE 5 – CAPITAL LEASES

During the period ending December 31, 2021, the Company paid an aggregate of $23,772 toward capital lease balances. During 2021 and 2020, the Company borrowed an aggregate $0 and $7,357 respectively under the following third-party finance lease transactions:

A $6,168 note from a third party for the purchase of fixed assets, bearing interest at 16.60%, amortized over 36 months with payments of $219.

A $1,188 note from a third party for the purchase of fixed assets, bearing interest at 16.60%, amortized over 36 months with payments of $42.

The following is a schedule of the net book value of the finance lease.

Assets	December 31, 2021
Leased equipment under finance lease,	$108,622
less accumulated amortization	(98,602)
Net	$10,020

Liabilities	December 31, 2021
Obligations under finance lease (current)	$18,169
Obligations under finance lease (noncurrent)	2,414
Total	$20,583

Below is a reconciliation of leases to the financial statements.

Finance Leases
Leased asset balance	$20,583
Liability balance	$20,583
Cash flow (operating)	$-
Cash flow (financing)	$-
Interest expense	$12,680

F-14

The following is a schedule, by years, of future minimum lease payments required under finance leases.

Years ended December 31	Finance Leases

2022	18,840
2023	3,041
Thereafter	-
Total	21,881
Less: Imputed Interest	(1,298)
Total Liability	20,583

Other information related to leases is as follows:

Lease Type	Weighted Average Remaining Term	Weighted Average Discount Rate (1)
Finance Leases	1.04 years	17%

Based on average interest rate of 1%, average term remaining (months) 12.5 Average term remain (years) 1.04

(1) This discount rate is consistent with our borrowing rates from various lenders.

NOTE 6 – NOTES PAYABLE AND CONVERTIBLE NOTE PAYABLES

As of December 31, 2021 and 2020, the Company had unamortized discount of $0 and $0 respectively.

The Company analyzed the below convertible notes for derivatives noting none. The Company evaluated these convertible notes for beneficial conversion features and concluded that the beneficial conversion features resulted in a debt discount in the amount of $14,805, as of December 31, 2021.

	Original	Due	Interest	Conversion	Dec. 31,
Name	Note Date	Date	Rate	Rate	2021

Related Party Notes Payable:
Willy A Saint-Hilaire	03/12/2021	03/12/2022	16%	$-	3,912
Related Party Convertible Notes Payable:
Willy A Saint-Hilaire	04/06/2021	04/06/2022	12%	$-	2,500
Willy A Saint-Hilaire	04/16/2021	04/16/2022	12%	$-	1,518
Willy A Saint-Hilaire	04/21/2021	04/21/2022	12%	$-	1,110
Shahram Khial	04/22/2021	04/22/2022	12%	$-	3,500
Willy A Saint-Hilaire	04/30/2021	04/30/2022	15.15%	$-	2,750
Willy A Saint-Hilaire	05/04/2021	05/04/2022	15.15%	$-	750
Willy A Saint-Hilaire	05/21/2021	05/21/2022	0%	$-	6,300
Total Convertible Related Party Notes Payable					18,428
Less: Debt Discount					0
Convertible Notes Payable, net of Discount - Related Party					-

Third Party Non-Convertible Notes Payable:
Small Business Administration – EIDL	04/30/2020	04/30/2050	3.75%		$4,000
Total Third Party Non-Convertible Notes Payable					4,000

F-15

In April 2020, Crown Equity Holdings executed the standard loan documents required for securing a loan (the “EIDL Advance Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL Advance”) an assistance program considering the impact of the COVID-19 pandemic on the Company’s business.

The US Business Administration granted Company the $4,000 EIDL Advance forgivable loan for the purpose of working capital and normal operating expenses. During this period, the Company recognized a gain of $4,101 for the principal and interest of the loan.

Montse Zaman

On March 27, 2020, the Company entered into a convertible promissory note with Montse Zaman in the amount of $5,000. The note carries interest at 12% per annum. The holder has the right to convert principal of the note and accrued interest into Common shares. $1,000 and $3,000 on August 21, 2020 and October 9, 2020 respectively. The Company made on January 25, 2021 a principal reduction payment of $1,000.  As of December 31, 2021, the balance on this note was $0.

Willy Ariel Saint-Hilaire

On March 12, 2021, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $9,332 at 16% interest. The company made principal reduction payments of $5,421, during the year ended period of December 31, 2021. As of December 31, 2021, the balance on this note is $3,912.

On April 6, 2021, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $2,500 at an interest rate of 12%. As of December 31, 2021, the principal balance on this note was $2,500.

On April 16, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,518 at an interest rate of 12%.  As of December 31, 2021, the principal balance on this note was $1,518.

On April 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,109.83 at an interest rate of 12%. As of December 31, 2020, the principal balance on this note was $1,110.

On April 22, 2021, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500 at an interest rate of 12%. As of December 31, 2021, the principal balance on this note was $3,500.

On April 30, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $2,750.00 at an interest rate of 15.15%. As of December 31, 2021, the principal balance on this note was $2,750.

On May 4, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $750 at an interest rate of 15.15%.  As of December 31, 2021, the principal balance on this note was $750.

On May 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $7,280 at 12% interest with an original issuance discount of $280 and a $31 amortization expense for the six-month period ended June 30, 2021. The Company has made payments of $980, during the year ended period of December 31, 2021.

F-16

Shahram Khial

On April 27, 2020, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500. The note carries interest at 12% per annum. The holder has the right to convert principal of the note and accrued interest into Common shares. As of December 31, 2021, the balance on this note was $3,500.

Period ending December 31, 2020

	Original	Due	Interest	Conversion	Dec 31,
Name	Note Date	Date	Rate	Rate	2020

Related Party Convertible Notes Payable:
Mike Zaman	01/19/2018	01/19/2019	12%	$0.50	-
Montse Zaman	03/25/2020	03/25/2021	12%	$-	1,000
Montse Zaman	04/28/2020	04/28/2021	12%	$-	-
Montse Zaman	05/22/2020	05/22/2021	12%	$-	-
Willy A Saint-Hilaire	09/29/2020	09/29/2021		-	19,913
Total Convertible Related Party Notes Payable					20,913
Less: Debt Discount					14,805
Convertible Notes Payable, net of Discount - Related Party					5,508

Third Party Convertible Notes Payable:
Willy A. Saint-Hilaire	02/27/2020	02/27/2021	12%	$-	-
Willy A. Saint-Hilaire	03/08/2020	03/08/2021	12%	$-	-
Willy A. Saint-Hilaire	03/24/2020	03/24/2021	12%	$-	-
Willy A. Saint-Hilaire	03/24/2020	03/24/2021	12%	$-	-
Willy A. Saint-Hilaire	03/24/2020	03/24/2021	12%	$-	-
Total Convertible Third Party Notes Payable					-
Less: Debt Discount					-
Convertible Notes Payable, net of Discount - Third Party					-

Third Party Non-Convertible Notes Payable:
Small Business Administration – EIDL	04/30/2020	04/30/2050	3.75%	$-	4,000
Total Third Party Non-Convertible Notes Payable					4,000

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is obligated for payments under related party notes payable and automobiles lease payments.

The Company agreed to pay the automobile lease of $395 and $278 a month, on a month-to-month basis and can be cancelled at any time but expects to continue lease payments for the full 2021 year.

The Company entered into an agreement, effective January 1, 2020, to pay Arnulfo Saucedo-Bardan $5,000 per month for website development, design maintenance and other IT services and solutions.

On February 13, 2020, Munti Consulting LLC was issued a warrant at a price of $0.000025 per share ($25 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share. Exercisable after the first (1st) anniversary of the date of filing of the first Form S-1 filed with the U.S. Securities and Exchange Commission after the issuance of this Warrant.

F-17

On March 13, 2020, BBCKQK Trust Kevin Wiltz was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On March 13, 2020, Willy Ariel Saint--Hilaire was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On April 1, 2020, Addicted 2 Marketing LLC was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On April 28, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 4, 2020, Arnulfo Saucedo- Bardan was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 7, 2020, Arnold F. Sock was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 7, 2020 Rudy Chacon was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 7, 2020, Sadegh Salmassi was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020, Glen J. Rineer was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Barry Cohen was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020, Malcolm Ziman was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brett Matus was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brian D. Colvin was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Jacob Colvin was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 11, 2020, Mohammad Sadrolashrafi was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 13, 2020 Steven A. Fishman was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 13, 2020 Wendell and Sharon Piper was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Joan R. Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Marvin A Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

F-18

On May 20, 2020 Willy Rafael Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 27, 2020 James Bobrik was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 28, 2020 Richard R Shehane was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 29, 2020 Ybelka Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 3, 2020, Jeffery Connell was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On June 8, 2020 Hassan M. Oji was issued a warrant at a price of $0.000025 per share ($7.50 total) to purchase 300,000 shares of common stock at the exercise price of $0.60 per share.

On June 9, 2020, Kim Smith was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On June 12, 2020 Violet Gewerter was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On June 16, 2020, Roy S Worbets was issued a warrant at a price of $0.000025 per share ($5.00) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 19, 2020, Elvis E. Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 30, 2020, Chris Knudsen was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 1, 2020, Theresa Kitt was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 1, 2020, Donald Kitt was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 10, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On August 13, 2020, Monireh Sepahpour was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On August 18, 2020, Monica Shayestehpour was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On September 2, 2020, Hongsing Phou was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On September 8, 2020, Pejham Khial was issued a warrant at a price of $0.000025 per share $12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

F-19

On September 15, 2020, Salvatore Marasa was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On September 21, 2020, Richard W LeAndro was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On September 21, 2020, Richard W LeAndro Jr was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On September 25, 2020, Seyed M. Javad was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On October 6, 2020, Nasrin Montazer was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On October 13, 2020, Jagjit Dhaliwal was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

Om January 3, 2021, Marjan Tina and Reno Suwarno was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

Summary of Warrants Issued:

Issue Date	Issued To	Shares	Exercise price per share	Warrant price per share	Total Paid for Warrants
02/13/2020	Munti Consulting LLC	1,000,000	$0.60	$0.000025	$25.00
03/13/2020	BBCKQK Trust Kevin Wiltz	1,000,000	$0.60	$0.000025	$25.00
04/01/2020	Addicted 2 Marketing LLC	100,000	$0.60	$0.000025	$2.50
05/07/2020	Arnold F Sock	500,000	$0.60	$0.000025	$12.50
05/07/2020	Rudy Chacon	200,000	$0.60	$0.000025	$5.00
05/07/2020	Sadegh Salmassi	200,000	$0.60	$0.000025	$5.00
05/08/2020	Glen J Rineer	200,000	$0.60	$0.000025	$5.00
05/08/2020	Barry Cohen	200,000	$0.60	$0.000025	$5.00
05/13/2020	Steven A Fishman	200,000	$0.60	$0.000025	$5.00
05/13/2020	Wendell & Sharon Piper	200,000	$0.60	$0.000025	$5.00
05/27/2020	James Bobrik	200,000	$0.60	$0.000025	$5.00
05/28/2020	Richard R Shehane	200,000	$0.60	$0.000025	$5.00
06/03/2020	Jeffery Connell	100,000	$0.60	$0.000025	$2.50
06/08/2020	Hassan M Oji	300,000	$0.60	$0.000025	$7.50
06/09/2020	Kim Smith	500,000	$0.60	$0.000025	$12.50
06/12/2020	Violet Gewerter	500,000	$0.60	$0.000025	$12.50
06/16/2020	Roy S Worbets	200,000	$0.60	$0.000025	$5.00
06/30/2020	Chris Knudsen	200,000	$0.60	$0.000025	$5.00
07/01/2020	Donald Kitt	200,000	$0.60	$0.000025	$5.00
08/13/2020	Monireh Sepahpour	500,000	$0.60	$0.000025	$12.50
08/18/2020	Monica Shayestehpour	1,000,000	$0.60	$0.000025	$25.00
09/02/2020	Hongsing Phou	200,000	$0.60	$0.000025	$5.00
09/08/2020	Pejham Khial	500,000	$0.60	$0.000025	$12.50
09/15/2020	Salvatore Marasa	200,000	$0.60	$0.000025	$5.00
09/21/2020	Richard W LeAndro	500,000	$0.60	$0.000025	$12.50
09/21/2020	Richard W LeAndro Jr	500,000	$0.60	$0.000025	$12.50
09/25/2020	Seyed M Javad	200,000	$0.60	$0.000025	$5.00
10/06/2020	Nasrin Montazer	500,000	$0.60	$0.000025	$12.50
10/13/2020	Jagjit Dhaliwal	1,000,000	$0.60	$0.000025	$25.00
01/03/2021	Marjan Tina and Reno Suwarno	1,000,000	$0.60	$0.000025	$25.00
	Total:	12,300,000			$307.50

F-20

Related Party:
03/13/2020	Willy A Saint-Hilaire	1,000,000	$0.60	$0.000025	$25.00
04/28/2020	Shahram Khial	500,000	$0.60	$0.000025	$12.50
05/01/2020	Mike Zaman	1,000,000	$0.60	$0.000025	$25.00
05/01/2020	Montse Zaman	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Malcolm Ziman	200,000	$0.60	$0.000025	$5.00
05/08/2020	Brett Matus	200,000	$0.60	$0.000025	$5.00
05/11/2020	Mohammad Sadrolashrafi	500,000	$0.60	$0.000025	$12.50
05/04/2020	Arnulfo Saucedo-Bardan	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Brian D. Colvin	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Jacob Colvin	200,000	$0.60	$0.000025	$5.00
05/19/2020	Joan R Saint-Hilaire	100,000	$0.60	$0.000025	$2.50
05/19/2020	Marvin A Saint-Hilaire	100,000	$0.60	$0.000025	$2.50
05/20/2020	Willy Rafael Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
05/29/2020	Ybelka Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
06/09/2020	Kenneth Cornell Bosket	1,000,000	$0.60	$0.000025	$25.00
06/19/2020	Elvis E Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
07/01/2020	Theresa Kitt	200,000	$0.60	$0.000025	$5.00
07/10/2020	Shahram Khial	500,000	$0.60	$0.000025	$12.50
		9,100,000			220.00

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company is provided office space by one of the officers and directors at no charge. The Company believes that this office space is sufficient for its needs for the foreseeable future.

On September 1, 2020, the Company entered into a Services Agreement with American Video Teleconferencing Corp (AVOT) to provide advertising, branding and marketing solutions. The Company was compensated $17,000 for services to be rendered for a period of 12 months. Total compensation of $17,000 was converted to 17,000,000 shares of AVOT restricted common stock The Company recognized $5,663 in revenue for the year ending December 31, 2020. The remaining $11,333 in deferred revenue was completed as of December 31, 2021.

On January 03, 2021, the Company paid the remaining payable balance due to Montse Zaman of $1,000.

On February 09, 2021, American Video Teleconferencing Corp. paid the Company $150 for press release services.

On March 12, 2021, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $9,332. The company made principal reduction payments of $5,421, during the year ended period of December 31, 2021. As of December 31, 2021, the balance on this note is $3,912.

On April 6, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $2,500. As of December 31, 2021, the principal balance on this note was $2,500.

F-21

On April 16, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,518. As of December 31, 2021, the principal balance on this note was $1,518.

On April 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,109.83 at an interest rate of 12%. As of December 31, 2021, the principal balance on this note was $1,110.

On April 22, 2021, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500. As of December 31, 2021, the principal balance on this note was $3,500.

On April 30, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $2,750.00. As of December 31, 2021, the principal balance on this note was $2,750.

On May 4, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $750. As of December 31, 2021, the principal balance on this note was $750.

On May 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $7,280 at 12% interest with an original issuance discount of $280 and a $172 amortization expense for the year ended December 31, 2021. The Company has made payments of $980, during the year ended period of December 31, 2021.

Shahram Khial

On April 27, 2021, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500. The note carries interest at 12% per annum. The holder has the right to convert principal of the note and accrued interest into Common shares. As of December 31, 2021, the balance on this note was $3,500.

On October 25, 2021, Jamie Hadfield purchased 400,000 shares of common stock at $0.50 per share at purchase price of $200,000.

NOTE 9 – STOCKHOLDERS' EQUITY

Common Stock

During the period ended December 31, 2021, the Company issued 400,000 shares of common stock for $200,000 in cash to Jamie Hadfield, a related party, for the sale of common shares. The shares were sold at the price of $0.50 per share.

During the period ended December 31, 2021, the Company issued 11,504 shares of common stock to Vinoth Sambandan, a related party for services rendered during the period year ended December 31, 2020 for an amount of $17,256. The number of shares issued were based on price of each share on the date issued.

During the period ended December 31, 2021, the Company issued 5,385 shares of common stock to Diversified Unlimited, a third party for accounting services rendered during the prior year period ending December 31, 2020 of $3,000 and $3,750 during the period ending December 31, 2021. The number of shares issued were based on price of each share on the date issued.

As of December 31, 2020, the Company issued 472,000 shares for $243,500 in cash proceeds for sale of the common shares.  The shares were sold at the price of $0.50 per share on the date of the grant.

As of December 31, 2020, the Company issued 3,000 shares for $3,000 in cash proceeds for sale of the common shares.  The share were sold at the price of $1.00 per share on the date of the grant.

During the period ended December 31, 2020, the Company issued 36,984 shares of common stock for the conversion of debt and accrued to interest to Willy A Saint-Hilaire at a conversion rate of fifty cents ($0.50) per share per dollar ($1.00) owed.

During the period ended December 31, 2020, the Company issued 140,083 shares of common stock to Vinoth Sambandan for the settlement of the stock payable balance owed through December 31, 2019.

F-22

During the period ended December 31, 2020, the Company issued 204,933 shares of common stock to Vinoth Sambandan for the settlement of accounts payable balance owed through December 31, 2019.

During the period ended December 31, 2020, the Company issued 160,000 shares of common stock to Steven Cantor to for settlement of compensation dispute.

During the period ended December 31, 2020, the Company issued 74,000 shares of common stock to third parties for the settlement of accounts payable.

During the period ended December 31, 2020, the Company issued 23,175 shares of common stock to Willy A Saint-Hilaire for interest prepayment of Note Payable.

During the period ended December 31, 2020, the Company issued 4,934 shares of common stock to third parties for services rendered.

During the period ended December 31, 2020, the Company issued 15,978 shares of common stock to Vinoth Sambandan for services rendered.

During the period ended December 31, 2020, the Company granted non-qualified stock warrants purchasing up to 3,000,000 shares of common stock at an exercise price of $0.60 per share.  The option to purchase can be exercised at or after the date of the Company’s S1 registration filing of which date is yet to be determined.

Equity Incentive Plan

The Company’s 2006 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), provides for grants of stock options as well as grants of stock, including restricted stock. Approximately 3.0 million shares of common stock are authorized for issuance under the Equity Incentive Plan, of which 3.0 million shares were available for issuance as of December 31, 2021.

Preferred Stock

The Company has designated 1,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred shall have no dividend, voting or other rights except for the right to elect Class I Directors. As of December 31, 2021 and December 31, 2020, the Company has 1,000 shares of Series A Preferred Stock outstanding

NOTE 10 – INCOME TAXES

The Company follows ASC 740, Accounting for Income Taxes. During 2009, there was a change in control of the Company. Under section 382 of the Internal Revenue Code such a change in control negates much of the tax loss carry forward and deferred income tax. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

The Company did not have taxable income during 2021 or 2020.

F-23

The Company's deferred tax assets consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Net operating loss	$753,258	$661,701
Valuation allowance	(753,258)	(661,701)
Net deferred tax asset	$-	$-

As of December 31, 2021 and 2020, the Company's accumulated net operating loss carry forward was approximately $3,586,945 and $3,150,957 respectively and will begin to expire in the year 2032. The deferred tax assets have been adjusted to reflect the recently enacted corporate tax rate of 21%.

NOTE 11 – SUBSEQUENT EVENTS

On March 9, 2022, STAVATTI UAVS, LTD purchased 20,000 restricted shares of common stock at $0.50 per share, for an amount of $10,000. At this time, the hares have not been issued.

On February 28, 2022, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $4,500. The note carries 0% interest ad the transaction is recorded as stock payable.

F-24

CROWN EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2022	December 31, 2021

Current assets
Cash	$6,618	$4,320
Investments in trading securities	31,778	588,945
Total Current Assets	38,396	593,265
Property and Equipment, net	5,977	10,020
Total Assets	$44,373	$603,285

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued expenses	$139,663	$139,979
Accounts payable and accrued expenses to related party	1,029,690	830,790
Margin loan – Brokerage account	-	263,151
Notes payable to related parties	15,300	3,912
Convertible notes payable to related parties, net of debt discount	16,728	18,428
Current portion of long-term debt	11,264	18,169
Total Current Liabilities	1,212,645	1,274,429

Non-Current liabilities
Long-term debt	1,708	2,414
Total Liabilities	1,214,353	1,276,843

Stockholders' deficit
Preferred Stock, 20,000,000 shares authorized, authorized at $0.001 par value, none issued or outstanding	-	-
Series A Convertible Preferred Stock, $0.001 par value, 1,000 shares authorized, 1,000 issued and outstanding at June 30, 2022 and December 31, 2021	1	1
Common Stock, 450,000,000 authorized at $0.001 par value; and 13,346,642 and 13,318,642 shares issued and outstanding at June 30, 2022 and December 31, 2021	13,346	13,318
Stock Payable	-	-
Additional paid-in capital	12,743,962	12,729,990
Accumulated deficit	(13,927,289)	(13,416,867)
Total stockholders' deficit	(1,169,980)	(673,558)
Total liabilities and stockholders' deficit	$44,373	$603,285

The accompanying notes are an integral part of these financial statements.

F-25

CROWN EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue	$413	$1,345	$557	$4,250
Revenue – related party	2,150	4,250	2,150	8,075
Total Revenue	2,563	5,595	2,707	12,325

Operating expenses
Depreciation	2,216	1,828	4,043	3,656
General and Administrative	122,547	123,523	250,464	260,759
Total Operating Expenses	124,763	125,351	254,507	264,415
Net Operating Income (Loss)	(122,200)	(119,756)	(251,800)	(252,090)

Other (expense)
Interest expense	(872)	(2,308)	(1,438)	(3,250)
Gain on Forgiveness of Debt	-	4,101	-	4,101
Debt Discount Amortization	-	(3,572)	-	(10,924)
Gain (Loss) on Stocks Held or Sold	(80,717)	37,601	(252,568)	25,548
Other Income (Expense)	(1,095)	(1)	(4,616)	(752)
Total other expense	(82,684)	35,821	(258,622)	14,723
Net (loss)	$(204,884)	$(83,935)	$(510,422)	$(237,367)

Net (loss) per common share – basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.02)
Weighted average number of common shares outstanding - basic and diluted	13,343,741	12,918,229	13,333,692	12,914,206

The accompanying notes are an integral part of these financial statements

F-26

CROWN EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

For the Three Months Ended June 30, 2022

	Preferred Stock		Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit)

Balances at March 31, 2022	1,000	$1	13,338,642	$13,318	-	$12,739,970	$(13,722,405)	$(969,096)
Common Stock issued for cash	-	-	8,000	8	-	3,992	-	4,000
Rounding	-	-	-	-	-	-
Net loss	-	-					(204,884)	(204,884)
Balances at June 30, 2022	1,000	$1	13,346,642	$13,346	-	$12,743,962	$(13,927,289)	$(1,169,980)

For the Three Months Ended June 30, 2021

	Preferred Stock		Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit)

Balances at March 31, 2021	1,000	$1	12,914,543	$12,914	$3,750	$12,525,894	$(13,119,506)	$(576,947)
Common Stock Issued for services	-	-	4,099	$4	$(3,750)	$4,496	$-	$750
Net loss	-	-	-	-	-	-	(236,367)	(236,367)
Balances at June 30, 2021	1,000	$1	12,918,642	$12,918	$-	$12,530,390	$(13,203,441)	$(660,132)

For the Six Months Ended June 30, 2022

	Preferred Stock		Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit)

Balances at December 31, 2021	1,000	$1	13,318,642	$13,318	-	$12,729,990	$(13,416,867)	$(673,558)
Common Stock issued for cash	-	-	28,000	28	-	13,972	-	14,000
Net loss	-	-					(510,422)	(510,422)
Balances at June 30, 2022	1,000	$1	13,346,642	$13,346	-	$12,743,962	$(13,927,289)	$(1,169,980)

For the Six Months Ended June 30, 2021

	Preferred Stock		Common Stock		Common Stock	Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit)

Balances at December 31, 2021	1,000	$1	12,901,753	$12,902	$3,000	$12,506,375	$(12,966,074)	$(443,796)
Common Stock Issued for Common Stock Payable	-	-	1,286	$1	$750	$2,249	$-	$3,000
Settlement of AP for Common Stock	-	-	11,504	$11	$-	$17,245	$-	$17,256
Common Stock Issued for services	-	-	4,099	$4	$(3,750)	$4,496	$-	$750
Warrant Subscription	-	-	-	$-	$-	$25	$-	$25
Net loss	-	-	-	-	-	-	(236,367)	(237,367)
Balances at June 30, 2021	1,000	$1	12,918,642	$12,918	$-	$12,530,390	$(13,203,441)	$(660,132)

The accompanying notes are an integral part of these financial statements.

F-27

CROWN EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2022	2021

Cash flows from operating activities
Net (loss)	$(510,422)	$(237,367)
Adjustments to reconcile net loss to net cash used in operating activities:		-
Depreciation	4,043	3,656
Loss (gain) on brokerage account	252,568	(25,548)
Loss on investment	4,616	752
Amortization of beneficial conversion feature	-	10,924
Gain on forgiveness of debt	-	(4,101)
Changes in operating assets and liabilities
Brokerage account or margin loan	-	34,551
Deferred revenue – related party	-	(8,500)
Accounts payable and accrued expenses – related party	198,900	192,344
Accounts payable and accrued expenses	(484)	17,732
Net cash(used in) operating activities	(50,779)	(15,557)

Cash flows from investing activities
Cash (transfer to) withdrawn from brokerage account	37,000	-
Net cash provided by investing activities	37,000	-

Cash flows from financing activities
Payments on convertible notes payable, related party	(4,812)	(6,794)
Borrowings from convertible notes payable, related party	-	9,333
Borrowings from notes payable, related party	14,500	18,616
Proceeds from Sale of Stock	14,000	-
Principal payments on debt	(7,611)	(9,558)
Warrant Subscriptions	-	25
Shares subscribed for cash	-	3,750
Net cash provided by financing activities	16,077	15,372

Net increase (decrease) in cash	2,298	(185)

Cash, beginning of period	4,320	3,047

Cash, end of period	$6,618	$2,862

SUPPLEMENTAL DISCLOSURE:
Interest paid	$-	$6,707
Income taxes paid	-	-

NONCASH INVESTING AND FINANCING ACTIVITIES:
RP-AP Converted into common stock	$-	17,256
Shares issued for stock payable	$-	$6,750
Repayments on Margin loan Brokerage account	$263,151	$-

The accompanying notes are an integral part of these financial statements.

F-28

CROWN EQUITY HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Crown Equity Holdings Inc. ("Crown Equity" or the "Company") was incorporated in August 1995 in Nevada. The Company offers through its digital network of websites, advertising branding, marketing solutions and other services to boost customer awareness, as well as merchant visibility as a worldwide online multi-media publisher. The Company focuses on the distribution of information for the purpose of bringing together its audience with the advertisers that want to reach them. Its advertising services cover and connect a range of marketing specialties, as well as provide search engine optimization for clients interested in online media awareness. Crown Equity Holdings' objective is making its endeavor known as CRWE WORLD into a online news and information source, as well as a one stop shop for various distinct products and services. The Company also offers services to companies seeking to become public entities in the United States, as well as providing various consulting services to companies and individuals dealing with corporate structure and operations globally.

On January 27, 2020, the Company re-acquired from American Video Teleconferencing Corp. (AVOT) the online business iB2BGlobal.com, since it had not received the shares promised during the original sale.

Basis of Preparation

The accompanying financial statements include the financial information of Crown Equity Holdings Inc. ("Crown Equity", the "Company") have been prepared in accordance with the instructions to financial reporting as prescribed by the Securities and Exchange Commission (the "SEC"). The preparation of these financial statements and accompanying notes in conformity with U.S. generally accepted accounting principles ("GAAP"). In the opinion of management, the financial statements contained in this report include all known accruals and adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods reported herein.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

Adoption of New Accounting Standard

In February 2016, the FASB issued ASU 2016-02 "Leases", which is codified in ASC 842 "Leases" and supersedes current lease guidance in ASC 840. These provisions require lessees to put a right-of-use asset and lease liability on their balance sheet for operating and financing leases that have a term of more than one year. Expense will be recognized in the income statement similar to current accounting guidance. For lessors, the ASU modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will need to disclose qualitative and quantitative information about their leases, including characteristics and amounts recognized in the financial statements. These provisions are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We adopted the provisions on January 1, 2019, including interim periods subsequent to the date of adoption. Entities are required to use a modified retrospective approach upon adoption to recognize and measure leases at the beginning of the earliest comparative period presented in the financial statements. Since all the leases were finance leases, there was no effect on the financial statements when ASC 842 was adopted.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation, to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments for employees, with certain exceptions. Under the new guidance, the cost for nonemployee awards may be lower and less volatile than under current US GAAP because the measurement generally will occur earlier and will be fixed at the grant date. This update is effective for annual financial reporting periods, and interim periods within those annual periods, beginning after December 15, 2018, although early adoption is permitted. The Company adopted the standard effective January 1, 2019 and found the adoption did not have a material effect on our financial statements.

F-29

Crown Equity does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows.

Accounting Standards not yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for us in our first quarter of fiscal 2023, and earlier adoption is permitted. We are currently evaluating the impact of our pending adoption of ASU 2016-13 on our financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are primarily used in our revenue recognition, long-lived asset impairments and adjustments, deferred tax, stock-based compensation, and reserves for legal matters.

Cash and Cash Equivalents

Crown Equity considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the company's common stock for common share issuances.

Revenue Recognition

The core principles of revenue recognition under ASC 606 include the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed invoice stating the terms and conditions is the Company' preferred method. The terms of a written contract may be contained within the body of an invoice or in an email. No work is commenced without an understanding between the Company and our client that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting an invoice to the customer.

4.	Allocate the transaction price to the performance obligations in the contract

If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase.

F-30

5.	Recognize revenue when (or as) we satisfy a performance obligation

The Company uses digital marketing that includes digital advertising, SEO management and digital ad support. We provide whether presenting a vibrant but simple message about our clients that will enlighten their audience or deploying an influential digital marketing campaign on our online site or across one or multiple social media platforms. Revenue is recognized when ads are run on Company's advertising platform.

The company generates analytical reports monthly or as required to show how the ad dollars were spent and how the targeting resulted in click-through. The report satisfies the performance obligation, regardless of the outcome or effectiveness of the campaign.

Sales are recognized when promised services are started in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales for service contracts generally are recognized as the services are being provided.

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Third Party	Related Party	Total	Third Party	Related Party	Total
Advertising	$-	$-	$-	$-	$7,650	$7,650
Accounting		2,000	2,000
Click Based and Impressions Ads	247	-	247	115	-	115
Publishing and Distribution	310	150	460	4,560	-	4,560
Server	-	-	-	-	-	-
	$557	$2,150	$2,707	$4,675	$7,650	$12,325

Revenues was received through provided accounting services, click based and impression ads located on the Company’s websites, as well as from publishing and disseminating press releases.

	June 30,	June 30,
	2022	2021

Deferred Revenue	$-	$2,833

Deferred revenue is based on cash received or billings in excess of revenue recognized until revenue recognition criteria are met. Client prepayments are deferred and recognized over future periods as services are delivered or performed.

Accounts Receivable and Allowance for Doubtful Accounts

The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. The Company does not generally require collateral for our accounts receivable. There were no accounts receivable and allowance for doubtful accounts as of June 30, 2022 and December 31, 2021.

Risk Concentrations

The Company does not hold cash in excess of federally insured limits.

During the six-month period ending June 30, 2022, 74% of the Company's revenues were from accounting services, of which 100% of the accounting revenue earned were through a related party of the Company, with 17% of the Company's revenues being received through the publishing and distribution of press releases, of which 6% of the publishing and distribution revenue received were also received through a Company related party, and the remaining 9% of the revenue earned was received from the display of click-based and impressions ads on the company's online site.

F-31

General and Administrative Expenses

Crown Equity's general and administrative expenses consisted of the following types of expenses during 2022 and 2021: Compensation expense, auto, travel and entertainment, legal and accounting, utilities, websites, office expenses, depreciation and other administrative related expenses.

Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity, or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is determined based on either expected future cash flows at a rate we believe incorporates the time value of money. No indications of impairments were identified in 2022 or 2021.

Basic and Diluted Net (Loss) per Share

	Six Months June 30, 2022	Six Months June 30, 2021
Numerator:
Net (Loss) attributable to common shareholders of Crown Equity Holdings, Inc.	$(510,422)	$(237,367)
Net (Loss) attributable to Crown Equity Holdings, Inc.	$(510,422)	$(237,367)

Denominator:
Weighted average common and common equivalent shares outstanding – basic and diluted	13,333,692	12,914,206

Earnings (Loss) per Share attributable to Crown Equity Holdings, Inc.:
Basic	$(0.04)	$(0.02)
Diluted	$(0.04)	$(0.02)

When an entity has a net loss, it is prohibited from including potential common shares in the computation of diluted per share amounts. Accordingly, we have utilized basic shares outstanding to calculate both basic and diluted loss per share for the periods ended June 30, 2022, and 2021. The number of potential anti-dilutive shares excluded from the calculation shares for the period ended June 30, 2022, is 21,401,000.

Income Taxes

In December 2017, the Tax Cuts and Jobs Act (the "Act") was enacted, which, among other changes, reduced the federal statutory corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of this change, the Company's statutory tax rate for fiscal 2019 and 2020 will be 21%. Crown Equity recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. As of June 30, 2021, and December 31, 2020, the Company has not reflected any amounts as a deferred tax asset due to the uncertainty of future profits to offset any net operating loss.

F-32

The Company's deferred tax assets consisted of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2022	Dec 31, 2021
Net operating loss	$860,447	$753,258
Valuation allowance	(860,447)	(753,258)
Net deferred tax asset	-	-

Uncertain tax position

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of June 30, 2022 and December 31, 2021.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Research and Development

The Company spent no money for research and development cost for the periods ended June 30, 2022 and December 31, 2021.

Advertising Cost

The Company spent $0 for advertisement for the periods ended June 30, 2022 and 2021.

NOTE 2 – GOING CONCERN

As shown in the accompanying condensed consolidated financial statements, Crown Equity has an accumulated deficit of $13,927,290 since its inception and had a working capital deficit of $1,174,250, negative cash flows from operations and limited business operations as of June 30, 2022. These conditions raise substantial doubt as to Crown Equity's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Crown Equity is unable to continue as a going concern.

Crown Equity continues to review its expense structure reviewing costs and their reduction to move towards profitability. Management plans to continue raising funds through debt and equity financing to grow the business to profitability. This financing may be insufficient to fund expenditures or other cash requirements. There can be no assurance that additional financing will be available to the Company on acceptable terms or at all. These financial statements do not give effect to adjustments to assets would be necessary for the Company be unable to continue as going concern.

NOTE 3 – PROPERTY AND EQUIPMENT

The Company's policy is to capitalize all property purchases over $1,000 and depreciates the assets over their useful lives of 3 to 7 years.

Property consists of the following on June 30, 2022 and December 31, 2021:

	June 30, 2022	Dec 31, 2021
Computers – 3 year estimated useful life	$108,622	108,622
Less – Accumulated Depreciation	(102,645)	(998,602)
Property and Equipment, net	$5,977	10,020

Depreciation has been provided over each asset's estimated useful life. Depreciation expense was $4,043, and $3,656 for the six months ended June 30, 2022 and 2021 respectively.

F-33

NOTE 4 – BROKERAGE ACCOUNT

As of June 30, 2022, the market value of the Company's account portfolio was $30,646. During the period ending June 30, 2022, $37,000 was transferred from the brokerage account to operating account. The opening value of the account was $325,794, resulting in losses in portfolio investment as follows:

Net loss on investment in securities account for the six months ended June 30, 2022	$252,568
Less – Net gain and losses recognized during 2022 on equity securities sold during the period	$252,568
Unrealized losses recognized during 2022 on equities securities still held at June 30, 2022	$-

NOTE 5 – FINANCE LEASES

During 2019 and 2020, the Company borrowed an aggregate $9,985 and $7,357 under the following third-party and related party finance lease transactions:

•

A $9,985 note from a third party for the lease of fixed assets, bearing interest at 22%, amortized over 24 months with a payment of $498 in additional to a $22 management fee for a total monthly payment of $520. The lease has a bargain purchase option of $1 at the end of the lease term.

The following is a schedule of the net book value of the finance lease.

Assets	June 30, 2022
Leased equipment under finance lease,	$108,622
less accumulated amortization	(102,645)
Net	$5,977

Liabilities	June 30, 2022
Obligations under finance lease (current)	$11,264
Obligations under finance lease (noncurrent)	1,708
Total	$12,972

Below is a reconciliation of leases to the financial statements.

Finance Leases
Leased asset balance	$5,977
Liability balance	12,972
Cash flow (operating)	-
Cash flow (financing)	-
Interest expense	$1,615

The following is a schedule, by years, of future minimum lease payments required under finance leases.

Years ended December 31	Finance Leases
2022	9,866
2023	2,868
Thereafter	-
Total	12,734
Less: Imputed Interest	(599)
Total Liability	12,135

F-34

Other information related to leases is as follows:

Lease Type	Weighted Average Remaining Term	Weighted Average Discount Rate (1)
Finance Leases	0.76 years	16%

Based on average interest rate of 16%, average term remaining (months) 13.67 Average term remain (years) 1.13.

(1) This discount rate is consistent with our borrowing rates from various lenders.

NOTE 6 – NOTES PAYABLE AND CONVERTIBLE NOTE PAYABLES

As of June 30, 2022, and December 31, 2021, the Company had unamortized discount of $0 and $0, respectively.

The Company analyzed the below convertible notes for derivatives noting none.

	Original	Due	Interest	Conversion	Jun 30,
Name	Note Date	Date	Rate	Rate	2022

Related Party Notes Payable:
Jamie Hadfield	04/07/2022	07/07/2022	12%	$-	10,000
Willy A Saint-Hilaire	03/12/2021	03/12/2022	16%	$-	800
Willy A. Saint-Hilaire	02/28/2022	07/28/2022	12%	$-	4,500

Third Party Convertible Notes Payable:
Willy A Saint-Hilaire	04/06/2021	04/06/2022	12%	$-	2,500
Willy A Saint-Hilaire	04/16/2021	04/16/2022	12%	$-	1,518
Willy A Saint-Hilaire	04/21/2021	04/21/2022	12%	$-	1,110
Shahram Khial	04/22/2021	04/22/2022	12%	$-	3,500
Willy A Saint-Hilaire	04/30/2021	04/30/2022	15.15%	$-	2,750
Willy A Saint-Hilaire	05/04/2021	05/04/2022	15.15%	$-	750
Willy A Saint-Hilaire	05/21/2021	05/21/2022	0%	$-	4,600
Total Convertible Related Party Notes Payable					16,728
Less: Debt Discount					0
Convertible Notes Payable, net of Discount - Related Party					16,728

Willy Ariel Saint-Hilaire

On March 12, 2021, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $9,332 at 16% interest. The company made principal reduction payments of $5,421, during the year ended period of December 31, 2021. As of March 31, 2022, the balance on this note is $2,012. With the additional payments totaling $1,212, during the second quarter period ending June 30, 2022, the balance on the note is $800

On April 6, 2021, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $2,500 at an interest rate of 12%. As of June 30, 2022, the principal balance on this note was $2,500.

On April 16, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,518 at an interest rate of 12%. As of June 30, 2022, the principal balance on this note was $1,518.

On April 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $1,109.83 at an interest rate of 12%. As of June 30, 2022, the principal balance on this note was $1,110.

F-35

On April 22, 2021, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500 at an interest rate of 12%. As of June 30, 2022, the principal balance on this note was $3,500.

On April 30, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $2,750.00 at an interest rate of 15.15%. As of June 30, 2022, the principal balance on this note was $2,750.

On May 4, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $750 at an interest rate of 15.15%. As of June 30, 2022, the principal balance on this note was $750.

On May 21, 2021, the Company entered into a convertible promissory note with Willy A Saint-Hilaire in the amount of $7,280. As of March 31, 2022, the principal balance on this note was $4,900. With the additional payments totaling $300, during the second quarterly period ending June 30, 2022, the balance on the note is $4,600.

On February 28, 2022, the Company entered into a promissory note with Willy A Saint-Hilaire in the amount of $4,500 at an interest rate of 0%. As of June 30, 2022, the principal balance on this note was $4,500.

Shahram Khial

On April 27, 2020, the Company entered into a convertible promissory note with Shahram Khial in the amount of $3,500. The note carries interest at 12% per annum. The holder has the right to convert principal of the note and accrued interest into Common shares. As of June 30, 2022, the balance on this note was $3,500.

Jamie Hadfield

On April 7, 2022, the Company entered into a promissory note with Jamie Hadfield in the amount of $10,000 at an interest rate of 12% . As of June 30, 2022, the principal balance on this note was $10,000.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is obligated for payments under related party notes payable and automobile lease payments.

The Company agreed to pay the automobile leases of $395 and $278 a month, on a month-to-month basis and can be cancelled at any time but expects to continue lease payments for the full 2022 year.

The Company entered into an agreement, effective January 1, 2020, to pay Arnulfo Saucedo-Bardan $5,000 per month for website development, design maintenance and other IT services and solutions.

On February 13, 2020, Munti Consulting LLC was issued a warrant at a price of $0.000025 per share ($25 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share. Exercisable after the first (1st) anniversary of the date of filing of the first Form S-1 filed with the U.S. Securities and Exchange Commission after the issuance of this Warrant.

On March 13, 2020, BBCKQK Trust Kevin Wiltz was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On March 13, 2020, Willy Ariel Saint--Hilaire was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On April 1, 2020, Addicted 2 Marketing LLC was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On April 28, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 4, 2020, Arnulfo Saucedo- Bardan was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 7, 2020, Arnold F. Sock was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

F-36

On May 7, 2020 Rudy Chacon was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 7, 2020, Sadegh Salmassi was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020, Glen J. Rineer was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Barry Cohen was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020, Malcolm Ziman was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brett Matus was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brian D Colvin was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Jacob Colvin was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 11, 2020, Mohammad Sadrolashrafi was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 13, 2020 Steven A. Fishman was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 13, 2020 Wendell and Sharon Piper was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Joan R. Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Marvin A Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On May 20, 2020 Willy Rafael Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 27, 2020 James Bobrik was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 28, 2020 Richard R Shehane was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 29, 2020 Ybelka Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 3, 2020, Jeffery Connell was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On June 8, 2020 Hassan M. Oji was issued a warrant at a price of $0.000025 per share ($7.50 total) to purchase 300,000 shares of common stock at the exercise price of $0.60 per share.

F-37

On June 9, 2020, Kim Smith was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On June 12, 2020 Violet Gewerter was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On June 16, 2020, Roy S Worbets was issued a warrant at a price of $0.000025 per share ($5.00) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 19, 2020, Elvis E. Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 30, 2020, Chris Knudsen was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 1, 2020, Theresa Kitt was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 1, 2020, Donald Kitt was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 10, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On August 13, 2020, Monireh Sepahpour was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On August 18, 2020, Monica Shayestehpour was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On September 2, 2020, Hongsing Phou was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On September 8, 2020, Pejham Khial was issued a warrant at a price of $0.000025 per share $12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On September 15, 2020, Salvatore Marasa was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On September 21, 2020, Richard W LeAndro was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On September 21, 2020, Richard W LeAndro Jr was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000shares of common stock at the exercise price of $0.60 per share.

On September 25, 2020, Seyed M Javad was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On October 6, 2020, Nasrin Montazer was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On October 13, 2020, Jagjit Dhaliwal was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On January 3, 2021, Marjan Tina Suwarno & Reno Suwarno were issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

F-38

Summary of Warrants Issued:

Issue Date	Issued To	Shares	Exercise price per share	Warrant price per share	Total Paid for Warrants
02/13/2020	Munti Consulting LLC	1,000,000	$0.60	$0.000025	$25.00
03/13/2020	BBCKQK Trust Kevin Wiltz	1,000,000	$0.60	$0.000025	$25.00
04/01/2020	Addicted 2 Marketing LLC	100,000	$0.60	$0.000025	$2.50
05/07/2020	Arnold F Sock	500,000	$0.60	$0.000025	$12.50
05/07/2020	Rudy Chacon	200,000	$0.60	$0.000025	$5.00
05/07/2020	Sadegh Salmassi	200,000	$0.60	$0.000025	$5.00
05/08/2020	Glen J Rineer	200,000	$0.60	$0.000025	$5.00
05/08/2020	Barry Cohen	200,000	$0.60	$0.000025	$5.00
05/13/2020	Steven A Fishman	200,000	$0.60	$0.000025	$5.00
05/13/2020	Wendell & Sharon Piper	200,000	$0.60	$0.000025	$5.00
05/27/2020	James Bobrik	200,000	$0.60	$0.000025	$5.00
05/28/2020	Richard R Shehane	200,000	$0.60	$0.000025	$5.00
06/03/2020	Jeffery Connell	100,000	$0.60	$0.000025	$2.50
06/08/2020	Hassan M Oji	300,000	$0.60	$0.000025	$7.50
06/09/2020	Kim Smith	500,000	$0.60	$0.000025	$12.50
06/12/2020	Violet Gewerter	500,000	$0.60	$0.000025	$12.50
06/16/2020	Roy S Worbets	200,000	$0.60	$0.000025	$5.00
06/30/2020	Chris Knudsen	200,000	$0.60	$0.000025	$5.00
07/01/2020	Donald Kitt	200,000	$0.60	$0.000025	$5.00
08/13/2020	Monireh Sepahpour	500,000	$0.60	$0.000025	$12.50
08/18/2020	Monica Shayestehpour	1,000,000	$0.60	$0.000025	$25.00
09/02/2020	Hongsing Phou	200,000	$0.60	$0.000025	$5.00
09/08/2020	Pejham Khial	500,000	$0.60	$0.000025	$12.50
09/15/2020	Salvatore Marasa	200,000	$0.60	$0.000025	$5.00
09/21/2020	Richard W LeAndro	500,000	$0.60	$0.000025	$12.50
09/21/2020	Richard W LeAndro Jr	500,000	$0.60	$0.000025	$12.50
09/25/2020	Seyed M Javad	200,000	$0.60	$0.000025	$5.00
10/06/2020	Nasrin Montazer	500,000	$0.60	$0.000025	$12.50
10/13/2020	Jagjit Dhaliwal	1,000,000	$0.60	$0.000025	$25.00
01/03/2021	Marjan Tina Suwarno & Reno Suwarno	1,000,000	$0.60	$0.000025	$25.00
	Total:	12,300,000			$307.50
Related Party:
03/13/2020	Willy A Saint-Hilaire	1,000,000	$0.60	$0.000025	$25.00
04/28/2020	Shahram Khial	500,000	$0.60	$0.000025	$12.50
05/01/2020	Mike Zaman	1,000,000	$0.60	$0.000025	$25.00
05/01/2020	Montse Zaman	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Malcolm Ziman	200,000	$0.60	$0.000025	$5.00
05/08/2020	Brett Matus	200,000	$0.60	$0.000025	$5.00
05/11/2020	Mohammad Sadrolashrafi	500,000	$0.60	$0.000025	$12.50
05/04/2020	Arnulfo Saucedo-Bardan	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Brian D Colvin	1,000,000	$0.60	$0.000025	$25.00
05/08/2020	Jacob Colvin	200,000	$0.60	$0.000025	$5.00
05/19/2020	Joan R Saint-Hilaire	100,000	$0.60	$0.000025	$2.50
05/19/2020	Marvin A Saint-Hilaire	100,000	$0.60	$0.000025	$2.50
05/20/2020	Willy Rafael Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
05/29/2020	Ybelka Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
06/09/2020	Kenneth Cornell Bosket	1,000,000	$0.60	$0.000025	$25.00
06/19/2020	Elvis E Saint-Hilaire	200,000	$0.60	$0.000025	$5.00
07/01/2020	Theresa Kitt	200,000	$0.60	$0.000025	$5.00
07/10/2020	Shahram Khial	500,000	$0.60	$0.000025	$12.50
	Total Related Party:	9,100,000			$227.50

F-39

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company is provided office space by one of the officers and directors at no charge. The Company believes that this office space is sufficient for its needs for the foreseeable future.

On March 1, 2020, Willy A Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On April 28, 2020, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 1, 2020, Mike Zaman was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 1, 2020, Montse Zaman was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 4, 2020 Arnulfo Saucedo-Bardan was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020, Malcolm Ziman was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brian D Colvin was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Jacob Colvin was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 8, 2020 Brett Matus was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 11, 2020, Mohammad Sadrolashrafi was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Joan R Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On May 19, 2020 Marvin A Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($2.50 total) to purchase 100,000 shares of common stock at the exercise price of $0.60 per share.

On May 20, 2020 Willy Rafael Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On May 29, 2020 Ybelka Saint-Hilaire was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On June 9, 2020 Kenneth Cornell Bosket was issued a warrant at a price of $0.000025 per share ($25.00 total) to purchase 1,000,000 shares of common stock at the exercise price of $0.60 per share.

On July 1, 2020 Theresa Kitt was issued a warrant at a price of $0.000025 per share ($5.00 total) to purchase 200,000 shares of common stock at the exercise price of $0.60 per share.

On July 10, 2020, Shahram Khial was issued a warrant at a price of $0.000025 per share ($12.50 total) to purchase 500,000 shares of common stock at the exercise price of $0.60 per share.

F-40

The Company is periodically advanced operating funds from related parties with convertible notes payable. During the six months ended June 30, 2022, total convertible notes and not convertible notes from related parties was $16,028 and $15,300, respectively. The Company is also periodically advanced funds to cover account payables by direct payment of the account payables from related parties

The Company entered into an agreement, effective January 1, 2020, to pay Mike Zaman $20,000 per month for managerial services.

The Company entered into an agreement, effective January 1, 2020, to pay Kenneth Bosket $5,000 per month for administrative services.

The Company entered into an agreement, effective January 1, 2020, to pay Montse Zaman $5,000 per month for administrative services.

As of June 30, 2022, the Company has a balance of $1,029,690 of accounts and accrued expenses payable with related parties.

NOTE 9 – STOCK HOLDERS' DEFICIT

Common Stock

During the six months ending June 30, 2022, the Company issued the following:

•	On March 9, 2022, the Company issued 20,000 restricted shares of common stock for a total of $10,000 in cash. The shares were sold at the price of $0.50 per share on the purchase date.
•	On May 3, 2022, the Company issued 8,000 restricted shares of common stock for a total of $4,000 in cash. The shares were sold at the price of $0.50 per share on the purchase date.

On February 13, 2020, the Company granted non-qualified stock options to purchase up to 1,000,000 shares of common stock at an exercise price of $0.60 per share. The option to purchase can be exercised at or after the date of the Company's S1 registration filing of which date is yet to be determined.

On March 13, 2020, the Company granted non-qualified stock options to purchase up to 2,000,000 shares of common stock at an exercise price of $0.60 per share. The option to purchase can be exercised at or after the date of the Company's S1 registration filing of which date is yet to be determined.

Equity Incentive Plan

The Company's 2006 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan"), provides for grants of stock options as well as grants of stock, including restricted stock. Approximately 3.0 million shares of common stock are authorized for issuance under the Equity Incentive Plan, of which 3.0 million shares were available for issuance as of June 30, 2022

Preferred Stock

The Company has designated 1,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred shall have no dividend, voting or other rights except for the right to elect Class I Directors. As of June 30, 2022, the Company has 1,000 shares of Series A Preferred Stock outstanding.

F-41

NOTE 10 – INCOME TAXES

The Company follows ASC 740, Accounting for Income Taxes. During 2009, there was a change in control of the Company. Under section 382 of the Internal Revenue Code such a change in control negates much of the tax loss carry forward and deferred income tax. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

The Company did not have taxable income during 2021.

The Company's deferred tax assets consisted of the following as of June 30, 2022, and December 31, 2021:

	2022	2021
Net operating loss	$860,447	$753,258
Valuation allowance	(860,447)	(753,258)
Net deferred tax asset	$-	$-

As of June 30, 2022, and December 31, 2021, the Company's accumulated net operating loss carry forward was approximately $4,097,367 and $3,586,945, respectively and will begin to expire in the year 2032. The deferred tax assets have been adjusted to reflect the recently enacted corporate tax rate of 21%.

NOTE 11 – SUBSEQUENT EVENTS

The are no subsequent events

F-42

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by the Registrant in connection with this offering.

Fee	Total
SEC registration fee	$4,635.00
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$ *

* Fees and estimated expenses (other than the SEC registration fee to be paid upon filing of this registration statement) will depend on the securities offered, the number of issuances and the nature of the offerings and cannot be estimated at this time.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The articles of incorporation, as amended and restated of the Company provide that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

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ITEM 16. EXHIBITS

Exhibit
3.1*	Amended and Restated Certificate of Incorporation of the Crown Equity Holdings, Inc., as amended by the Certificate of Amended dated March 2, 2017
3.2*	Bylaws
4.2*	Specimen Stock Certificate
5.1*	Opinion and Consent of Arnold F. Sock (LL.M) Esquire
23.1*	Consent of M&K CPAS, PLLC
107*	Filing Fee Table

* Filed herewith.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (i)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to sections 13 or 15(d) of the Exchange that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

19

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

(9) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 1, 2022.

CROWN EQUITY HOLDINGS, INC.

By:	/s/ Mike Zaman
Mike Zaman
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Mike Zaman  as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mike Zaman	Chairman, President, Chief Executive Officer and September 1, 2022	September 1, 2022
Mike Zaman	Director (Principal Executive Officer)

/s/ Kenneth Bosket	Chief Financial Officer, and Director (Principal	September 1, 2022
Kenneth Bosket	Kenneth Bosket Financial and Accounting Officer

/s/ Montse Zaman	Secretary, Treasurer and Director	September 1, 2022
Montse Zaman

/s/ Shahram Khial	Vice President of Marketing and Director	September 1, 2022
Shahram Khial

/s/ Mohammad Sadrolashrafi	Vice President of Operation and Director	September 1, 2022
Mohammad Sadrolashrafi

/s/ Jamie Hadfield	Marketing/Merger and Acquisition Officer and	September 1, 2022
Jamie Hadfield	Director

/s/ Shawn Jones	Business Developer/Merger and Acquisition	September 1, 2022
Shawn Jones	Manager and Director

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